UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 22, 2014

SAFEWAY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00041	94-3019135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 Stoneridge Mall Road, Pleasanton, California	94588-3229
(Address of principal executive offices)	(Zip Code)

(925) 467-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.02	Completion of Acquisition or Disposition of Assets.

On December 23, 2014, Safeway Inc. (“Safeway”) and its wholly-owned real-estate development subsidiary, Property Development Centers, LLC (“PDC”), sold substantially all of the assets of PDC to Terramar Retail Centers, LLC (“Terramar”). PDC’s assets were comprised of shopping centers that are completed or under development. The sale was consummated pursuant to an Asset Purchase Agreement dated as of December 22, 2014 by and among Safeway, PDC and Terramar. The aggregate purchase price for the asset sale was $830.25 million in cash, subject to adjustment for customary prorations, an escrow holdback and other adjustments, and the assumption of certain liabilities.

The Asset Purchase Agreement contains representations, warranties, indemnities and covenants by PDC and Terramar. The net proceeds paid at the closing of the sale were $758.8 million, of which $12.4 million was deposited in an escrow account to be held for a period of one year as a source of recovery for potential indemnification obligations of PDC under the Asset Purchase Agreement. Safeway has guaranteed up to $5 million of adjustments for prorations. Safeway will provide Terramar with transitional services and use of PDC’s office space for a period of up to one year.

Safeway undertook the sale of PDC in connection with the pending merger between Safeway and a subsidiary of AB Acquisitions LLC (the “Merger”) pursuant to a previously announced Agreement and Plan of Merger, as amended, entered into by Safeway, AB Acquisition LLC, Albertson’s Holdings LLC, Albertson’s LLC and Saturn Acquisition Merger Sub, Inc.

Upon consummation of the Merger, each outstanding share of common stock of Safeway will cease to be outstanding and will (other than excluded dissenting shares and shares held in treasury) be converted into the right to receive: (i) $32.50 in cash, (ii) the right to pro-rata distributions of net proceeds with respect to certain sales relating to (x) PDC and (y) Safeway’s 49% interest in Casa Ley, S.A. de C.V. (“Casa Ley”), a Mexico-based food and general merchandise retailer, and (iii) if the closing of the Merger occurs after March 5, 2015, $0.005342 per day for each day from (and including) March 5, 2015 through (and including) the closing. Upon consummation of the Merger, Safeway stockholders will receive non-transferable contingent value rights (“CVRs”) entitling Safeway stockholders at the closing of the Merger to receive a pro-rata portion of any net proceeds distributed after the Merger from the sale of PDC and the net proceeds from the sale of Safeway’s interest in Casa Ley.

Safeway expects that the closing of the Merger will occur in January 2015 and that an estimated $2.38 per share of net proceeds from the sale of PDC will be distributed to Safeway stockholders as cash Merger consideration, in addition to the $32.50 cash per share. The amount of net proceeds will be determined based on the net cash proceeds received in the sale less an estimate of income taxes, repayment of a loan from Safeway to PDC for capital expenditures, transaction expenses and holdbacks for potential contingent liabilities. The CVRs with respect to PDC will entitle stockholders to receive any additional net cash proceeds received from the sale of PDC. Safeway currently estimates the net additional amount payable to Safeway stockholders to total approximately $18 million net of tax, which, if paid, would represent approximately $0.07 per share. Safeway currently estimates that any amounts paid with respect to this additional distribution would be made within approximately one year. There can be no assurance as to the timing or amount of any payments.

The foregoing summary of the Asset Purchase Agreement is qualified in its entirety by the full text of such agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein. The Asset Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Safeway or its subsidiaries or affiliates. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of the Asset Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Asset Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in Safeway’s public disclosures.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Asset Purchase Agreement, dated as of December 22, 2014, by and among Property Development Centers LLC, Safeway Inc. and Terramar Retain Centers, LLC

99.1	Pro Forma Consolidated Financial Results (Unaudited)

Forward-Looking Statements

This filing contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are indicated by words such as “expects,” “will,” “plans,” “intends,” “committed to,” “estimates” and “is.” No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither Safeway nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond Safeway’s control. These factors include: failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; failure to consummate or delay in consummating the Merger for other reasons; changes in laws or regulations; and changes in general economic conditions. There can be no assurance as to the ability to use proceeds as described in this Form 8-K or that any payments will be made with respect to the sale of Casa Ley or the deferred consideration in the sale of PDC’s assets, including with respect to the CVRs after the closing of the Merger. The right to receive any future payments with respect to the sales of PDC and/or Casa Ley, including with respect to the CVRs after the closing of the Merger, will be contingent on a number of factors, including Safeway’s ability to sell all or a portion of Casa Ley, the amount of indemnities collected under the holdback, the amount and timing of other contingent payments with respect to the PDC sale, other deductions and holdbacks affecting the calculation of the net proceeds from the PDC sale that are distributable to the stockholders and the timing and amount of net proceeds realized with respect to Casa Ley. If Safeway does not receive any deferred consideration for the sale of PDC’s assets, no additional payment will be made to Safeway stockholders with respect to PDC. If Safeway is unable to sell Casa Ley prior to the third anniversary of the Merger, Safeway stockholders will be entitled to receive the fair market value of Safeway’s interest in Casa Ley (excluding any minority, liquidity or similar discount to the valuation of Casa Ley in its entirety) at that time. There can be no assurance as to the value of PDC and/or Casa Ley or that Safeway stockholders will receive the amount of net proceeds estimated above, or any amount. Safeway undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to Safeway’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeway Inc.

(Registrant)

Date: December 30, 2014	By:	/s/ Robert A. Gordon
Robert A. Gordon
Senior Vice President, Secretary & General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Asset Purchase Agreement, dated as of December 22, 2014, by and among Property Development Centers LLC, Safeway Inc. and Terramar Retail Centers, LLC

99.1	Pro Forma Consolidated Financial Results (Unaudited)